Exhibit 99.1
Earthstone Provides Updated 2020 Capital Plan and Guidance
Capital Expenditures Reduced by 67%

The Woodlands, Texas, March 17, 2020 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today provided an update to its 2020 operating plan and guidance based on the recent dramatic drop in oil prices.

2020 Updated Guidance

With the recent drop in oil prices, the Company plans to run one rig into the second quarter of 2020 and operated completion activity will be limited to three wells currently in progress. This reduction in activity will result in an adjusted capital budget for 2020 of $50 – $60 million. Along with non-operated completions, all brought online in the first quarter, our adjusted budget would result in bringing 3 gross / 3.0 net operated wells and 3.1 net non-operated wells online in 2020. We would also have 11 gross / 9.7 net operated wells drilled and waiting on completion. With a reduction in projected capital expenditures and fewer new wells coming online, we would expect lease operating expenses on a per Boe basis to increase modestly. A portion of this increase would also result from acceleration of certain remedial well work which, to a limited extent, would offset expected production declines.

Based on this adjusted 2020 operating plan, existing service costs and an assumed $30/Bbl WTI oil price, the Company expects to generate free cash flow, beginning in the second quarter of 2020. Free cash flow would be utilized to reduce borrowings currently outstanding under our revolving credit facility.

Management Comments

Robert J. Anderson, President of Earthstone, stated, “With the recent and very dramatic drop in oil prices, we have taken action to reduce our capital program swiftly. We are in an enviable position with no long-term contracts, low leverage, and very strong hedge position, which affords us the flexibility to adjust our capital plan quickly with no adverse impact on our balance sheet or current financial position.”

Mr. Anderson commented further, “This revised plan will allow the Company to generate free cash flow in the second quarter of 2020, without the assumption of any reductions in other operating costs. We expect to reduce our debt throughout the year and expect to end the year with net debt to Adjusted EBITDAX significantly lower than our year-end 2019 level of 1.1x. Even with a 67% reduction to our prior 2020 capital program, our reduced capital budget still provides for about a 6% increase in estimated production over 2019. Should oil prices improve in the near-term, we have the flexibility to maintain the rig longer and could quickly ramp up production with the eleven wells we have waiting on completion.”

Note: Adjusted EBITDAX, Net Debt to Adjusted EBITDAX and Free Cash Flow are non-GAAP measures reconciled below.

2020 Updated Guidance Overview

2020 Capital Expenditures	$ millions (Net)	Gross / Net Operated Wells Drilled and Waiting on Completion	Gross / Net Operated Wells On Line	Net Non-Operated Wells On Line
Drilling and Completions	$45 – 55	11 / 9.7	3 / 3.0	3.1
Land / Infrastructure	5
2020 Total Capital Expenditures	$50 – 60

2020 Average Daily Production (Boepd)	13,750 – 14,750
% Oil	60% – 64%
% Liquids	80% – 84%

2020 Operating Costs
Lease Operating ($/Boe)	$6.00 – $6.50
Cash G&A ($/Boe)	$3.25 – $3.75
Production and Ad Valorem Taxes (% of Revenue)	6.25% – 7.25%

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

Hedge Position Update

The Company restructured certain of its oil swaps to add protection to its 2021 cash flows by adding 1,000 Bopd of WTI swaps in 2021 at $55.65 per Bbl. Simultaneously, the Company reduced 2020 hedge volumes from 8,000 Bopd to 7,000 Bopd beginning in March 2020. All aforementioned hedges are fixed price swaps that afford the maximum downside protection. After adjusting for these changes, our oil swap position for the full year of 2020 is 7,164 Bopd, hedged at a WTI price of $60.99/Bbl, which is approximately 81% of the midpoint of our estimated oil production guidance. The following table presents our outstanding derivative contracts at March 13, 2020. When aggregating multiple contracts, the weighted average contract price is shown.

As of March 13, 2020:
Period	Commodity	Volume (Bbls / MMBtu)	Price ($/Bbl / $/MMBtu)
2020	Crude Oil Swap	2,622,000	$60.99
2020	Crude Oil Basis Swap (1)	366,000	$2.55
2020	Crude Oil Basis Swap (2)	2,562,000	$(1.40)
2020	Natural Gas Swap	2,562,000	$2.85
2020	Natural Gas Basis Swap (3)	2,562,000	$(1.07)
2021	Crude Oil Swap	1,460,000	$55.16
2021	Crude Oil Basis Swap (2)	1,825,000	$1.05

(1)	The basis differential price is between WTI Houston and the WTI NYMEX.

(2)	The basis differential price is between WTI Midland Argus Crude and the WTI NYMEX.

(3)	The basis differential price is between W. Texas (WAHA) and the Henry Hub NYMEX.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west

Texas and the Eagle Ford trend of south Texas. Earthstone is traded on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2019, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com

Earthstone Energy, Inc.
Non-GAAP Financial Measures
Unaudited

The non-GAAP financial measures of Adjusted EBITDAX, Net Debt to Adjusted EBITDAX and Free Cash Flow, as defined and presented below, are intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations.

I. Adjusted EBITDAX

The non-GAAP financial measure of Adjusted EBITDAX (as defined below), as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP. Further, this non-GAAP measure should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.

We define “Adjusted EBITDAX” as net income plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; (gain) on sale of oil and gas properties, net; exploration expense; unrealized loss on derivative contracts; stock-based compensation (non-cash); and income tax expense.

Our Adjusted EBITDAX measure provides additional information that may be used to better understand our operations. Adjusted EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, Adjusted EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of Net income to Adjusted EBITDAX for the year ended December 31, 2019:

($000s)
Net income	$1,580
Accretion of asset retirement obligations	214
Depletion, depreciation and amortization	69,243
Interest expense, net	6,566
Transaction costs	1,077
(Gain) on sale of oil and gas properties, net	(3,222)
Exploration expense	653
Unrealized loss on derivative contracts	59,849
Stock based compensation (non-cash)(1)	8,648
Income tax expense	1,665
Adjusted EBITDAX	$146,273

(1)	Included in General and administrative expense in the Condensed Consolidated Statements of Operations.

II. Net Debt to Adjusted EBITDAX

We define “Net Debt to Adjusted EBITDAX” as Long-term debt, less cash, both as of period end, divided by Adjusted EBITDAX for the period then ended.

Our Net Debt to Adjusted EBITDAX measure provides additional information that may be used to further understand our liquidity. Net Debt to Adjusted EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business.

The following table provides a reconciliation of Net Debt to Adjusted EBITDAX:

Long-term debt as of December 31, 2019	170,000
Less: Cash as of December 31, 2019	(13,822)
Net Debt as of December 31, 2019	156,178
Divided by: Adjusted EBITDAX for the year ended December 31, 2019	146,273
Net Debt to Adjusted EBITDAX	1.1

III. Free Cash Flow

Free cash flow is a measure that we use as an indicator of our ability to fund our development activities. We define free cash flow as Adjusted EBITDAX (defined above), less interest expense, less accrual-based capital expenditures.